SELLING AGREEMENT

THIS AGREEMENT is effective as of this ______ day of _____________, 200_ by and among The Travelers Insurance Company ("TIC"), The Travelers Life and Annuity Company ("TLAC") (collectively the "Insurance Companies") Travelers Distribution LLC. ("Underwriter") and ____________________. ("Broker/Dealer") together with its affiliated insurance agencies (collectively the "Selling Entities") as are designated on the signature pages to this agreement.

This agreement supercedes any previous selling agreements in force among the parties. In consideration of the mutual promises contained in this agreement, the parties agree as follows:

1. PURPOSE AND BACKGROUND. The Underwriter, the Insurance Companies, Broker/Dealer and Selling Entities enter into this agreement for the purpose of authorizing Broker/Dealer, through certain of its life insurance licensed agents to solicit applications for such life insurance (including variable life), annuity contracts (including fixed, variable, and modified guaranteed annuity products), long term care insurance contracts and such other insurance products as shall be mutually agreed upon (collectively the "Insurance Contracts") as are listed on the Schedule Pages attached to this agreement as Exhibit 1 (the "Schedule Pages"). The Schedule Pages may be amended from time to time to add other Insurance Contracts.

2. LICENSING AND APPOINTMENT. The Insurance Companies have each respectively appointed Underwriter to serve as the distributor and principal underwriter of the variable life or variable annuity Insurance Contracts. The Underwriter is registered with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc. ("NASD") and all other appropriate state securities regulatory authorities as a broker/dealer. Broker/Dealer possesses (or affiliated insurance agencies under its control - defined as "Selling Entities" in this agreement - possess) all required insurance licenses necessary to sell the Insurance Contracts.

Accordingly Underwriter hereby appoints Broker/Dealer to distribute the Variable Insurance Contracts listed on the Schedule Pages through its Registered Representatives ("Registered Representatives").

3. SECURITIES LICENSING/NASD COMPLIANCE. Broker/Dealer shall at all times, when performing its functions under this agreement, be registered as a securities broker/dealer with the SEC and the NASD and licensed or registered as a securities broker/dealer in the states and other local jurisdictions that require such licensing or registration in connection with sales of Variable Insurance Contracts.

Broker/Dealer and Selling Entities agree to abide by all applicable state and federal rules and regulations promulgated thereunder. For the purpose of compliance with any such laws or regulations, Broker/Dealer acknowledges and agrees that, in performing broker/dealer services covered by this Agreement, it is acting in the capacity of an independent broker as defined by the by-laws of the NASD and not as an agent or employee of either Underwriter or any registered investment company.



Rev. 10/10/01                                                                  1

4. INSURANCE LICENSING. Broker/Dealer (and, if appropriate, Selling Entities) agrees that at all times when performing its functions under this agreement, the entity on whose behalf agents and Registered Representatives act when soliciting sales of the Insurance Contracts, will have a valid insurance agency license in jurisdictions that require such licensing or registration. If applicable, Broker/Dealer represents that it, or its insurance agency affiliate, is properly authorized under applicable state law to receive insurance commissions generated from sales of the Insurance Contracts.

Broker/Dealer and Selling Entities each represent that they will engage in the solicitation and sale of Insurance Contracts in accordance with applicable insurance and securities laws and regulations.

Broker/Dealer represents and warrants that it is authorized and licensed as an agent under applicable state insurance laws to solicit the Insurance Contracts. In the event Broker/Dealer is not licensed as such, an insurance agency affiliated with Broker/Dealer shall be licensed as an agent under applicable state insurance laws to solicit the contracts of insurance contemplated hereunder. Such Selling Entity will be designated as a party to this Agreement.

5. APPOINTMENT OF BROKER/DEALER. The Insurance Companies hereby authorize the Broker/Dealer to sell those Insurance Contracts listed on the Schedule Pages, as such pages may be amended from time to time, including the Variable Insurance Contracts, through its Registered Representatives. Broker/Dealer and Selling Entities are also appointed to perform certain administrative services necessary to facilitate the solicitation and sales of such Insurance Contracts.

Broker/Dealer or, if applicable, Selling Entities, each are appointed general agencies of Insurance Companies and each are authorized to sell the Insurance Contracts listed on the Schedule Pages.

Pursuant to the appointments described in this Section 5, Broker/Dealer and Selling Entities must comply with the following requirements:

         (a) All securities activities provided in connection with the sale of Variable Insurance Contracts will be through Registered Representatives of Broker/Dealer;

         (b) Unregistered employees of Broker/Dealer will neither engage in securities activities nor receive any compensation based on transactions in Variable Insurance Contracts or the provision of securities advice;

         (c) Broker/Dealer will maintain all necessary books and records relating to transactions in Variable Insurance Contracts in accordance with applicable securities and insurance laws and regulations;
         (d) Customers purchasing Insurance Contracts will make their checks payable to Insurance Companies. Cash, money orders and/or travelers checks are not acceptable methods of payment. Broker/Dealer will comply with Insurance Companies' Anti-Money Laundering policies as are communicated from time to time.



Rev. 10/10/01                                                                  2

         (e) Broker/Dealer will notify Insurance Company if the writing agent for any policy changes, or if the writing agent or customer requests that the writing agent for a policy be changed. Travelers will honor all such customer requests.

For the purpose of compliance with any applicable state insurance laws or regulations promulgated under them, Broker/Dealer (and, if applicable, Selling Entities) acknowledges and agrees that, solely in performing the insurance-selling functions reflected by this Agreement, it or its Registered Representative is acting as the agent of the Insurance Companies and, in that capacity, is authorized only to solicit applications from the public for the Insurance Contracts.

6. RESPONSIBILITY FOR REGISTERED REPRESENTATIVES' ACTIVITIES. Broker/Dealer will select and supervise persons whom it will train to solicit applications for the Insurance Contracts in conformance with applicable state and federal laws and regulations. Persons engaged in the sale of Variable Insurance Contracts will be Registered Representatives of Broker/Dealer in accordance with the rules of the NASD.

The Insurance Companies shall have authority to determine whether to appoint or terminate each Registered Representative or licensed agent as an insurance agent of the Insurance Companies. Broker/Dealer agrees to cooperate in supplying information or making recommendations necessary to complete such insurance agent appointments.

Unless otherwise agreed upon, in jurisdictions which require that Insurance Companies perform background investigations of agents prior to appointment, Broker/Dealer agrees to provide such information as may be necessary to perform such review, including but not limited to obtaining permission from each Registered Representative who seeks such appointment.

To the extent agreed upon by the parties to this agreement, Broker/Dealer (and Selling Entities) will certify as to the fitness of each individual that it presents for appointment with the Insurance Companies. Such certification will take the form of a General Letter of Recommendation which will describe the representations Broker/Dealer will make for each agent. If applicable, a General Letter of Recommendation will be added to this Agreement and incorporated hereunder. Insurance Companies will have the right to periodically request assurances or otherwise audit Broker/Dealer's records to ensure compliance with the terms of the General Letter of Recommendation. Such assurances may take the form of a questionnaire requesting updated assurances about the representations contained in the General Letter of Recommendation and made for each agent presented to the Insurance Companies for appointment.

Upon request by Insurance Companies, Broker/Dealer and/or Selling Entities shall furnish such appropriate records and permit such reasonable audit procedures as may be necessary to establish supervision of its Registered Representatives in connection with sales of the Insurance Contracts. Upon Insurance Companies' review of such supervisory materials, Broker/Dealer shall make such changes to its Registered Representatives' rules of conduct as Insurance Companies may reasonably request but only to the extent that such requests relate to sale of the Insurance Contracts.



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Broker/Dealer shall notify Insurance Companies if any Registered Representative ceases to be a Registered Representative of Broker/Dealer or ceases to maintain the proper licensing required for the sale of the Insurance Contracts or fails to meet material rules and standards imposed by either Broker/Dealer or the Selling Entities including but not limited to continuing education requirements.

7. SUITABILITY OF SALES OF INSURANCE CONTRACTS. With regard to Variable Insurance Contracts, Broker/Dealer will review all contract and policy applications for suitability, completeness and correctness as to form. Broker/Dealer shall also be responsible for ensuring compliance with NASD suitability rules and standards applicable to sales of Variable Insurance Contracts. Broker/Dealer is also responsible for ensuring that all sales are in compliance with applicable state insurance laws and regulations.

Broker/Dealer will promptly, but in no case later than the end of the business day that Broker/Dealer receives applications and payment, forward to the applicable Insurance Company, at addresses provided, all such applications found suitable and in good form, together with any payments received with such applications. Broker/Dealer will immediately return to the applicant all applications deemed by Broker/Dealer to be unsuitable or not complete and correct as to form together with any payments received. The Insurance Companies reserve the right to reject any Insurance Policy application and return any payment made in connection with an application which is rejected. Insurance Contracts issued will be forwarded to Broker/Dealer or, at the direction of Broker/Dealer, to the Registered Representative for delivery to the Contract Owner. Broker/Dealer shall obtain and retain a written receipt for each Insurance Policy which Broker/Dealer delivers.

The parties acknowledge that sales and solicitations may, where consistent with state insurance laws and regulations, be conducted either without an application or on a basis where an application is submitted subsequent to a sale. If such sales procedures are permitted, Broker/Dealer agrees that it will continue to be responsible for compliance with applicable laws concerning, among other things, suitability and policy delivery requirements. Broker/Dealer agrees to hold Insurance Companies and Underwriter harmless for any failure to follow such rules or regulations.

8. SOLICITATION/REPRESENTATIONS CONCERNING THE INSURANCE CONTRACTS. Broker/Dealer will perform the selling functions required by this Agreement in accordance with the terms and conditions of any applicable prospectus(es).

Broker/Dealer will make only representations included in the prospectus or in any authorized supplemental material. No sales solicitations, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to, or used with a prospective purchaser unless accompanied or preceded by appropriate and then current prospectuses. Neither Broker/Dealer nor Selling Entities will make representations concerning an Insurance Contract contrary to the terms of the particular Insurance Contract.

Any material prepared or used by Broker/Dealer or its Registered
Representatives, which describes in whole or in part or refers by name or form to any of the Insurance Companies'



Rev. 10/10/01                                                                  4

Insurance Contracts or underlying funds or uses the name of the Insurance Companies, Underwriter, or Citigroup Inc., or the logos or service marks of any of them, or the name, logos or service marks of any "Affiliated Company" of any of them, as that term is defined in Section 2(a)(2) of the Investment Company Act of 1940, other than the Broker/Dealer or any subsidiary of it, must be approved by Underwriter in writing prior to any such use.

Broker/Dealer and Selling Entities acknowledge that information pertaining to Underwriter and Insurance Companies is proprietary in nature. Selling Entities agree that they will not disclose any information concerning Insurance Companies or Underwriter's products, services or programs to any person for consideration or otherwise unless Insurance Companies or Underwriter consent to such use in writing. Broker/Dealer and Selling Entities agree that, following the termination of this Agreement for any reason, they will not enter into any plan, program, scheme or course of action which would systematically attempt to induce any Contract Owner(s) away from Insurance Companies, except that Broker/Dealer may always recommend a move to another company's product if such move would be more suitable than Insurance Companies' product for a particular client or clients or in the event of a detrimental change in the financial stability of Insurance Companies which Broker/Dealer believes would jeopardize its clients.

9. USE OF CONFIDENTIAL INFORMATION. The parties to this Agreement agree to safeguard customer information provided during the application and underwriting process by Contract Owners. Specifically, the parties understand that the Insurance Companies provide a "Privacy Notice" substantially in the form provided to Broker/Dealer from time to time as may be required by applicable law. The parties agree to cooperate with each other to comply with the terms of this Privacy Notice. The Companies and Underwriter represent that they shall not use consumers' or customers' non-public personal information in any way not anticipated under this Agreement, or in any way not permitted under applicable statutes or regulations.

10. COMPENSATION. Compensation payable to Broker/Dealer on sales of the Insurance Contracts sold by Registered Representatives will be paid to Broker/Dealer or, as necessary to meet any legal requirements, to Selling Entities in accordance with the Compensation Schedule(s) set forth on the Schedule Pages. Such Schedule Pages may be amended from time to time and compensation will be paid in accordance with the Compensation Schedule in effect at the time the premium payments are received by the applicable Insurance Company (in the case of annuities) or at the time the applications are received (in the case of life insurance). The Insurance Companies reserve the privilege of amending the Compensation Schedules set forth in the Schedule Pages at any time with prior written notice to Broker/Dealer. Submission of applications for Insurance Contracts following receipt of such notice shall operate to ratify acceptance of such amendment.

11. ASSIGNMENT OF AGREEMENT. This Agreement may not be assigned except by mutual consent and will continue, subject to the termination by any party on written notice to the other party except that, in the event Broker/Dealer ceases to be a registered Broker/Dealer or a member of the NASD, this Agreement will immediately terminate. Underwriter reserves the right to designate, at its sole discretion, an alternative Principal Underwriter for the distribution of the



Rev. 10/10/01                                                                  5

Contracts covered by this Agreement with prior written notice to Broker/Dealer except in the event that TIC and/or TLAC replaces Underwriter as discussed below.

The parties understand that, should TIC and/or TLAC replace Underwriter, any such substituted party will automatically assume all of Underwriter's rights and duties under this Agreement. TIC and or TLAC may assume such functions itself, or assign these to affiliated, properly licensed broker-dealers. TIC and/or TLAC will notify Broker/Dealer if any such substitution occurs.

12. INDEMNIFICATION. Each party shall hold harmless defend, exonerate and indemnify each other party to this Agreement for any loss or expense the other party suffered that results from the indemnifying party's breach of this Agreement or violation of applicable law with respect to its services required under this Agreement. Such indemnification extends to the employees, officers, directors, affiliates and agents of each of the parties to this Agreement.

13. FUND TRANSFER REQUESTS. Broker/Dealer is responsible and will supervise the activities of its Registered Representatives with regard to requests for investment option transfers requested on behalf of Contract Owners. Broker/Dealer will not permit its Registered Representatives to request investment option transfers unless such authority has been granted in writing to the Registered Representative by a Contract Owner and proof of such authority has been provided to and acknowledged by the Insurance Companies. Broker/Dealer agrees that it will cause its Registered Representatives to use such forms as may be reasonably required by Insurance Companies.

Broker/Dealer represents that it will indemnify Insurance Companies, their employees, agents and affiliated parties from any loss occasioned by any claimed or actual improper or unauthorized investment option transfer or surrender request made by Broker/Dealer or its Registered Representative on behalf of a Contract Owner.

14. NOTICES. All notices to the Insurance Companies or Underwriter relating to this Agreement should be sent to the attention of:

                           Travelers Life & Annuity
                           One Tower Square
                           Hartford, CT 06183-6091
                           Attention:  General Counsel

All notices to Broker/Dealer will be duly given if mailed or faxed to the address provided to Insurance Companies by Broker/Dealer from time to time.

15. INDEPENDENT CONTRACTORS. Underwriter and Insurance Companies are independent contractors with respect to Broker/Dealer, Selling Entities, and Registered Representatives.

16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the state of Connecticut.



Rev. 10/10/01                                                                  6

17. AMENDMENT OF AGREEMENT. Insurance Companies reserve the right to amend this Agreement at any time, and the submission of an application by Broker/Dealer after notice of any such amendment has been received by the other parties shall constitute the other parties' agreement to any such amendment. Following provision of notice of a change in compensation schedules, submission of additional business shall operate to ratify acceptance of such schedules.

18. TERMINATION. This Agreement may be terminated, without cause, by any party upon thirty (30) days' prior written notice, and may be terminated, for failure to perform satisfactorily or other cause, by any party immediately and shall be terminated if Broker/Dealer shall cease to be a registered broker/dealer under the Securities Exchange Act of 1934, as amended, or a Member of the NASD. Notwithstanding, the following sections shall survive any such termination:
Sections 3, 4, 6, 8, 10, 12, 14, 16, 19, 20, 21 and 24.

19. WAIVER UPON TERMINATION. Failure of any party to terminate this Agreement for any of the causes set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any of these causes.

20. BOOKS AND RECORDS. Broker/Dealer shall maintain all books and records required by applicable laws and regulations in connection with the offer and sale of the Insurance Contracts. The books, accounts and records of Broker/Dealer relating to the sale of the Insurance Contracts shall be maintained so as to clearly and accurately disclose the nature and details of all transactions. Underwriter and Insurance Companies reserve the right to request reasonable periodic inspection of such books and records as relate to the sale and solicitation of the Insurance Contracts.

21. COOPERATION WITH REGULATORY INVESTIGATIONS. Broker/Dealer, Selling Entities, Insurance Companies and Underwriter agree to cooperate fully in any insurance, securities or other regulatory investigation, inquiry, inspection, or proceeding or in any judicial proceeding arising in connection with the Insurance Contracts. Broker/Dealer and Insurance Companies shall cooperate with each other to resolve any customer complaint and each agrees to promptly notify the other, upon receipt of notice, of any investigation, claim or proceeding involving the Insurance Contracts or any situation which would materially affect the respective party's ability to perform its obligations hereunder. Each of the parties to this Agreement agrees that it will promptly notify the other parties of any material claim of which it becomes aware involving the sale or solicitation of the Insurance Contracts.

22. FIDELITY BOND AND ERRORS AND OMISSIONS COVERAGE. Broker/Dealer represents that all of its directors, officers, employees and Registered Representatives are and shall be continuously covered by a blanket fidelity bond covering for larceny and embezzlement and issued by a reputable bonding company. This bond shall be maintained at Broker/Dealer's expense and shall be at least of the form, type and amount required under the NASD Conduct Rules. Broker/Dealer and Selling Entities represent that its agents are covered by Errors and Omissions insurance.

23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed in all respects an original.



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24. ARBITRATION. The parties to this Agreement agree to refer any dispute arising under this Selling Agreement to arbitration. Such arbitration proceeding will be held in Hartford, Connecticut (or such other location as may be mutually agreed upon) and will be governed by the Code of Arbitration Procedures of the National Association of Securities Dealers.





Rev. 10/10/01                                                                  8

In reliance on the representations set forth and in consideration of the undertakings described herein, the parties represented below do hereby contract and agree. IN WITNESS WHEREOF, the parties have signed this agreement as indicated above.


The Travelers Life and Annuity Company        The Travelers Insurance Company
By:   ________________________________        By:   ____________________________
Name:  _______________________________        Name:_____________________________
Title:  ______________________________        Title:  __________________________
Date:  _______________________________        Date:  ___________________________

Travelers Distribution LLC                    Broker/Dealer
By:  _________________________________        Name:  ___________________________
Name:  _______________________________        CRD #:  __________________________
Title:  ______________________________        Address:  ________________________
Date:  _______________________________        __________________________________
                                              Tax ID:  _________________________
Affiliated Insurance Agency                   By:  _____________________________
Name:  _______________________________        Name: ____________________________
Address:  ____________________________        Title:  __________________________
______________________________________        Date:  ___________________________
Tax ID:  _____________________________
By:  _________________________________        Affiliated Insurance Agency
Name: ________________________________        Name:  ___________________________
Title:  ______________________________        Address:  ________________________
Date:  _______________________________        __________________________________
                                              Tax ID:  _________________________
Affiliated Insurance Agency                   By:  _____________________________
Name:  _______________________________        Name: ____________________________
Address:  ____________________________        Title:  __________________________
______________________________________        Date:  ___________________________
Tax ID:  _____________________________
By:  _________________________________
Name: ________________________________
Title:  ______________________________
Date:  _______________________________





Rev. 10/10/01                                                                  9